EXHIBIT 4.3

               1994 STOCK OPTION PLAN FOR SENIOR MANAGEMENT


1.   Purpose of Plan

     The purpose of the 1994 Stock Option Plan for Senior Manage-ment of Prestige Financial Corp. is to provide favorable opportun-ities for the Chief Executive Officer and President of the Company to purchase the Company's common stock and to benefit from the appreciation thereof. Such opportunities should provide increased incentive for these employees to contribute to the future success and prosperity of the Company, thus enhancing the value of the Stock for the benefit of the shareholders.

2.   Definitions

     When used herein, the following terms shall have the following meanings:

     (a) "Approved Retirement" means the retirement of a Grantee from providing services to the Company, which is approved by the Committee for the purposes of this Plan.

     (b)  "Board" means the Board of Directors of the Company.

     (c) "Change-in-Control of the Company" means an event of a nature that: (i) any "person" (as the term is used in sections 13(d) and 14(d) of the Exchange Act) who is not now presently but becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent of more of the Company's outstand-ing securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or (ii) individuals who constitute the Board of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's shareholders was approved by the Incumbent Board, shall be, for purposes of this clause (2), considered as though he were a member of the Incumbent Board; or (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs in which the Company is not the resulting entity; or (4) a proxy statement soliciting proxies from shareholders of the Company, by someone other than the current management of the Company, seeking shareholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash, property or securities not issued by the Company shall be distributed; or (5) a tender offer is made for 30 percent or more of the voting securities of the Company.

     (d) "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

     (e) "Committee" means the Committee appointed by the Board pursuant to section 3(a).

     (f) "Company" means Prestige Financial Corp. and its successors and assigns.

     (g) "Employee" means either the Chief Executive Officer or the President of the Company. References in the Plan to an Employee in the masculine gender shall be construed to be a reference to either the masculine or feminine gender, as appropriate.

     (h) "Fair Market Value" means the average of the bid and ask prices, or the high and low prices, if applicable, of the Stock as reported by the NASDAQ Small-Cap Issues (as published by the Wall Street Journal, if published) on the date of the grant, or if the Stock was not traded on such date, on the next preceding day on which the Stock was traded thereon.

     (i) "Grantee" means an individual who has been granted an Option pursuant to the terms of the Plan.

     (j) "Incentive Stock Option" means an Option whose terms satisfy the requirements imposed on the Option by Section 422A(b) of the Code and which is intended by the Company to be treated as an Incentive Stock Option.

     (k) "Nonqualified Stock Option" means (i) any Option which, when granted, is not an Incentive Stock Option, and (ii) an Incentive Stock Option which, subsequent to its grant, fails to satisfy the requirements of Section 422A(b) of the Code.

     (l) "Option" means a contractual right to purchase Stock which is awarded in accordance with the terms of the Plan.

     (m) "Option Agreement" means the written agreement evidencing each Option granted to a Grantee under the Plan.

     (n)  "Plan" means the 1994 Stock Option Plan for Senior
Management, as the same may be amended, administered or interpreted from time to time.

     (o) "Stock" means that stock of the Company which is specifically identified in section 4 of the Plan.

     (p) "Total Disability" means the complete and permanent inability of a Grantee to perform all of his duties under the terms of his employment with the Company, as determined by the Committee upon the basis of such evidence, including medical reports and other data, as the Committee deems appropriate or necessary.

3.   Administration of the Plan

     (a) The Plan shall be administered by the Compensation and Stock Option Committee of the Board or such other committee of not less than three directors of the Company as appointed by the Board. A director of the Company who is also an employee of the Company or its subsidiaries may not serve on the Committee.

     (b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

     (c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes.

     (d) The Committee's decisions and determinations under the Plan need not be uniform and may be made selectively among Grantees, whether or not such Grantees are similarly situated.

     (e) The act of a majority of the members of the Committee present at a meeting duly called and held shall be the act of the Committee. Any decision or determination reduced to writing and signed by all members of the Committee shall be fully as effective as if made by unanimous vote at a meeting duly called and held.

     (f) No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award under the Plan. To the full extent permitted by law, the Company shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a member of the Committee.

4.   Stock Subject to the Plan

     (a) The Stock subject to the Plan shall be, in the aggregate, 173,875 shares of the common stock of the Company, $0.01 par value. Such Stock shall be made available either from authorized and unissued shares or shares held in treasury. If, for any reason, Stock subject to an award under the Plan is not transferred or is reacquired by the Company for reasons including, but not limited to, termination of employment or expiration or cancellation of an award, such Stock shall again become available under the Plan.

     (b) Each Option granted under the Plan shall be subject to the requirement that if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock upon any securities exchange or under any state or federal law, or
(ii) the consent or approval of any governmental regulatory body, or (iii) an agreement by the Grantee (or his legatees or personal representative) with respect to the disposition of Stock is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of Stock, such Option or purchase may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

5.   Eligibility

     The persons who shall be eligible to participate in the Plan shall be the Chief Executive Officer and the President of the Company. An eligible individual who has been granted an award under the Plan may be granted an additional award if the Committee shall so determine. However, in no event shall an eligible individual receive Options for more than 25,000 shares of Stock under the Plan within any one calendar year.

6.   Grants of Options

     (a) Awards which may be made to eligible individuals pursuant to the Plan are limited to Options to purchase Stock. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

     (b) Each Option granted under the Plan shall be evidenced by a written Option Agreement in a form approved by the Committee. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the Option and such other terms and conditions as the Committee may specify. Each Option Agreement will clearly state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option.

     (c) Subject to the provisions of the Plan, the Committee shall (i) determine and designate from time to time those eligible individuals or groups of eligible individuals to whom Options are to be granted; (ii) authorize the granting of Options; and
(iii) determine the specific terms of each Option Agreement; provided, however, that (A) the exercise period of an Option, excluding any extension which the Committee may grant pursuant to the terms of section 9, shall not exceed ten years from the date of grant, (B) the aggregate Fair Market Value of the Stock (determined as of the date an Option is granted) for which Incentive Stock Options granted to an Employee under this Plan may first become exercisable in any calendar year shall not exceed $100,000, unless a greater amount of Stock shall become first exercisable upon an acceleration of vesting rights as specifically provided by the terms of this section 6, and (C) no Incentive Stock Option may be granted after the expiration of a period of ten years from the earlier of the date the Plan is adopted or the date the Plan is approved by the shareholders in compliance with the terms of section 11 of the Plan.

     (d) The exercise price per share shall be determined by the Committee at the time an Option is granted; provided, however, that such price as stated in the Option Agreement shall not be less than the Fair Market Value of the Stock on the date of grant.

     (e) No part of any Option is exercisable until the Grantee has vested rights, either partially or fully, with respect to that Option. This vesting of rights shall occur pursuant to a schedule determined by the Committee as of the date the Option is granted and such schedule shall be made a part of the Option and set forth in the Option Agreement; provided, however, that all vesting schedules determined by the Committee shall fully vest the rights of the Grantee in the Option by the fifth anniversary of the date of the grant of such Option. Notwithstanding anything else herein to the contrary, upon a Change-In-Control of the Company, any outstanding Options not theretofore fully exercisable for any reason shall immediately become exercisable in their entirety. An Option may not be exercised earlier than six months after the date of the grant of the Option; provided, however, that this limitation shall not apply in the case of death or Total Disability of the Grantee or upon a Change-in-Control of the Company.

     (f) The purchase price of the Stock subject to an Option which has been exercised shall be paid in cash to the Company at the time of such exercise. With the consent of the Committee, the purchase price may be paid in the form of Stock already owned by the Grantee, or a combination of cash or Stock, or in such other combination as the Committee deems appropriate, having a total value equal to the purchase price. Stock acquired pursuant to a transaction in connection with the performance of services may be surrendered as part of the purchase; provided, however, that Stock acquired by the exercise of an Option under the Plan or any similar plan of the Company must have been owned by the Grantee for at least six months in order to be surrendered as part of the purchase price. The Committee may not unreasonably withhold consent to a Grantee's request to submit the purchase price in a form other than cash.

     (g) (i) If a Grantee dies (A) while providing services to the Company or (B) within three months after ceasing to provide services to the Company because of his Total Disability or Approved Retirement, then any Options he may have outstanding on the date of his death shall become exercisable in full and may be exercised by the person or persons to whom the Grantee's rights under the Option pass by will, or if no such person has such right, by his executors or administrators, at any time, or from time to time, within twelve months after the date of the Grantee's death or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in section 6(c)(iii)(A) above.

          (ii) If the Grantee ceases to provide services to the Company because of his Total Disability, then any Options he may have outstanding on the date of his Total Disability shall become exercisable in full and may be exercised by him, at any time, or from time to time, within three months after the date of such cessation or within such other period, and subject to such terms and conditions as the Committee may specify, but no later than the expiration date specified in section 6(c)(iii)(A) above.

          (iii) If the Grantee ceases to provide services to the Company because of his Approved Retirement, then any Options he may have outstanding on the date of his Approved Retirement shall become exercisable in full and may be exercised by him, subject to the restriction of the fourth sentence of section 6(e), within twelve months after the date of such cessation or within such other period, and subject to such terms and conditions as the Committee may specify, but no later than the expiration date specified in section 6(c)(iii)(A) above.

          (iv) If the Grantee ceases to provide services to the Company for any reason other than death, Total Disability, Approved Retirement or Cause (as defined in section 6(g)(v) below), then he may exercise his Options to the extent that he shall have been entitled to do so at the date of such cessation, at any time, or from time to time, within three months after the date of such cessation or within such other period, and subject to such terms and conditions as the Committee may specify, but no later than the expiration date specified in section 6(c)(iii)(A) above.

          (v) If the Grantee's employment with the Company is terminated by the Company for Cause, he may not exercise his Options outstanding as of the date of such termination and such Options shall automatically expire on that date. For purposes of this section 6(g), the term "Cause" means a termination of a Grantee's service by the Company by reason of such Grantee's conviction of a crime involving moral turpitude or willful or gross neglect of the duties for which the Grantee was responsible, all as the Committee, in its sole discretion, may determine.

     (h) No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution.
During the lifetime of the Grantee, an Option shall be exercisable only by him.

     (i) With respect to the grant of an Incentive Stock Option, the Committee shall specify such terms and provisions as it may determine to be necessary or desirable in order to qualify such Option as an Incentive Stock Option within the meaning of section 422A of the Code.

     (j) Notwithstanding anything herein to the contrary, upon a Change-In-Control of the Company, each Grantee may require the Company to purchase all or part of any Option granted under the Plan which is exercisable as of the date of, and as a consequence of, the Change-In-Control. The purchase price to be paid by the Company for an Option for the purpose of such transaction, as determined on a per share basis, shall be equal to the difference between the exercise price of the Option and the Fair Market Value per share of Stock on the date of such request.

7.   Issuance of Certificates

     (a) Each Grantee who has purchased Stock under the Plan pursuant to the exercise of an Option shall be issued a certificate for such Stock. Such certificates shall be registered in the name designated by the Grantee and shall, if necessary, bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Stock.

     (b) In the event that pursuant to the terms of an Incentive Stock Option granted under this Plan, Incentive Stock Options become exercisable in an amount that would exceed the limitation of clause (iii)(B) of section 6(c), then, upon the exercise of such Options, the Company will designate that Stock which is treated as Stock acquired pursuant to the exercise of an Incentive Stock Option and that Stock which is treated as Stock acquired pursuant to the exercise of a Nonqualified Stock Option. The Company will so designate the Stock that is treated as Stock acquired pursuant to the exercise of an Incentive Stock Option by issuing a separate certificate (or certificates) for $100,000 (as determined on the date of grant of the related Option) of Stock and identifying such certificate(s) as Incentive Stock Option Stock.

8.   Adjustments in Event of Change in Stock

     If the outstanding shares of Stock are increased, decreased or exchanged for a different number or kind of shares or new or different shares, or other securities are distributed with respect to such shares of Stock through merger, consolidation, sale of all or substantially all of the property of the Company, reorganiza-

tion, recapitalization, reclassification, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment shall be made in (i) the maximum number and kind of shares provided in section 4, (ii) the number and kind of shares or other securities subject to the outstanding Options, and (iii) the price for each share or other unit of any other securities subject to outstanding Options without change in the aggregate purchase price or value as to which such Options remain exercisable or subject to restrictions. Any adjustment under this section 8 will be made by the Committee, whose determination as to what adjust-

ments will be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued under Plan resulting from any such adjustment.

9.   Amendment or Discontinuance of Plan and Options

     The Board may, at any time, amend or terminate the Plan. No amendment shall, without approval by the Company shareholders,
(i) alter the group of persons eligible to participate in the Plan,
(ii) materially increase the benefits provided under the Plan, or
(iii) increase the maximum number of shares of Stock which may be subject to Options under the Plan. Further, the Board may, at any time, with the consent of the Grantee, amend the terms of outstand-

ing Incentive Stock Options held that Grantee for the sole purpose of disqualifying those Options as Incentive Stock Options. Notwithstanding anything herein to the contrary, such amendments may include, but are not limited to, a nominal reduction in the exercise price or a nominal extension of the exercise period proved by the original terms of the Option Agreement.

10.  Miscellaneous

     (a) Nothing in this Plan or any grant hereunder shall confer upon any Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his employment at any time.

     (b) No Grantee shall have any claim to an award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

     (c) No Grantee awarded an Option shall have any right as a shareholder with respect to the Stock subject to such award prior to the date of issuance to him of a certificate or certificates for Stock.

     (d) Absence on leave approved by a duly constituted officer of the Company shall not be considered interruption or termination of employment for any purposes of the Plan; provided, however, that no award may be granted to an Employee while he is absent on leave.

     (e) Copies of the Plan and all amendments, administrative rules and procedures and interpretations shall be made available to all Grantees at all reasonable times at the Company headquarters.

     (f) The Committee may cause to be made, as a condition precedent to the granting of any award, or otherwise, appropriate arrangements with an Employee for the withholding of any federal, state or local taxes upon the occurrence of any taxable event related to the award which is subject to withholding.

     (g) The Plan, the grant of Options and delivery of Stock upon the exercise of an Option shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government agency as may be required.

     (h)  All elections, designations, requests, notices, instruc-

tions and other communications from a Grantee or other person to the Committee, required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Committee and shall be mailed by registered mail with return receipt requested or delivered to such location as shall be specified by the Committee.

     (i) The terms of the Plan shall be binding upon the Company and its successors and assigns.

     (j) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

     (k) The Plan and the grant of Options shall be governed and interpreted in accordance with the laws of the State of New Jersey.

11.  Effective Date, Term of Plan and Shareholder Approval

     This Plan was approved by the Board of Directors on February 9, 1994, and shall be effective on April 29, 1994, subject, however, to the approval thereof by a majority of the shareholders of the Company present in person or by proxy at the Annual Meeting of Shareholders to be held on that date. The Plan shall terminate ten years after the date on which it is adopted by the Board.